SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.__)*

Rayonier Advanced Materials Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

75508B104
(CUSIP Number)

January 11, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 17 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 75508B104	13G	Page 2 of 17 Pages

1	NAME OF REPORTING PERSON M. H. Davidson & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,291
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,291
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,291
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.05%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 75508B104	13G	Page 3 of 17 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 135,214
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 135,214
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 135,214
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.32%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 75508B104	13G	Page 4 of 17 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Institutional Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 289,726
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 289,726
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 289,726
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.68%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 75508B104	13G	Page 5 of 17 Pages

1	NAME OF REPORTING PERSON Davidson Kempner International, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 292,584
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 292,584
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,584
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.68%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 75508B104	13G	Page 6 of 17 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Distressed Opportunities Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 573,129
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 573,129
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 573,129
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.34%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 75508B104	13G	Page 7 of 17 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Distressed Opportunities International Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 883,056
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 883,056
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 883,056
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.06%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 75508B104	13G	Page 8 of 17 Pages

1	NAME OF REPORTING PERSON Davidson Kempner Capital Management LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,195,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,195,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,195,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.12%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 75508B104	13G	Page 9 of 17 Pages

1	NAME OF REPORTING PERSON Thomas L. Kempner, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,195,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,195,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,195,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.12%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 75508B104	13G	Page 10 of 17 Pages

1	NAME OF REPORTING PERSON Anthony A. Yoseloff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,195,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,195,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,195,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.12%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 75508B104	13G	Page 11 of 17 Pages

1	NAME OF REPORTING PERSON Conor Bastable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,195,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,195,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,195,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.12%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 75508B104	13G	Page 12 of 17 Pages

1	NAME OF REPORTING PERSON Avram Z. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,195,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,195,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,195,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.12%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 75508B104	13G	Page 13 of 17 Pages

Item 1(a).	NAME OF ISSUER

Rayonier Advanced Materials Inc. (the "Issuer").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

1301 Riverplace Boulevard, Jacksonville, Florida 32207.

Item 2(a).	NAME OF PERSON FILING

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

	(i)	M. H. Davidson & Co., a New York limited partnership ("CO"). M.H. Davidson & Co. GP, L.L.C., a Delaware limited liability company, is the general partner of CO. DKCM (as defined below) is responsible for the voting and investment decisions of CO;

	(ii)	Davidson Kempner Partners, a New York limited partnership ("DKP"). MHD Management Co., a New York limited partnership ("MHD"), is the general partner of DKP and MHD Management Co. GP, L.L.C., a Delaware limited liability company is the general partner of MHD. DKCM is responsible for the voting and investment decisions of DKP;

	(iii)	Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP"). Davidson Kempner Advisers Inc., a New York corporation, is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP;

	(iv)	Davidson Kempner International, Ltd., a British Virgin Islands business company ("DKIL"). DKCM is the investment manager of DKIL and is responsible for the voting and investment decisions of DKIL;

	(v)	Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF"). DK Group LLC, a Delaware limited liability company, is the general partner of DKDOF. DKCM is responsible for the voting and investment decisions of DKDOF;

	(vi)	Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands exempted company ("DKDOI"). DK Management Partners LP, a Delaware limited partnership, is the investment manager of DKDOI. DKCM is responsible for the voting and investment decisions of DKDOI;

	(vii)	Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the U.S. Securities and Exchange Commission, acts as investment manager to each of CO, DKP, DKIP, DKIL, DKDOF and DKDOI ("DKCM") either directly or by virtue a sub-advisory agreement with the investment manager of the relevant fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan Blackwell, Patrick W. Dennis and Gabriel T. Schwartz; and

	(viii)	Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Conor Bastable and Avram Z. Friedman through DKCM, are responsible for the voting and investment decisions relating to the securities held by CO, DKP, DKIP, DKIL, DKDOF and DKDOI reported herein.

CUSIP No. 75508B104	13G	Page 14 of 17 Pages

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

Item 2(c).	CITIZENSHIP

	(i)	CO – a New York limited partnership

	(ii)	DKP – a New York limited partnership

	(iii)	DKIP – a Delaware limited partnership

	(iv)	DKIL – a British Virgin Islands business company

	(v)	DKDOF- a Delaware limited partnership

	(vi)	DKDOI - a Cayman Islands exempted company

	(vii)	DKCM – a Delaware limited partnership

	(viii)	Messrs. Thomas L. Kempner, Jr., Anthony A. Yoseloff, Conor Bastable and Avram Z. Friedman – United States

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.01 per share (the "Common Stock")

Item 2(a).	CUSIP NUMBER:

75508B104

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No. 75508B104	13G	Page 15 of 17 Pages
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution: _________________________________________

Item 4.	OWNERSHIP.

The information required by Items 4(a) – (c) is set forth in Rows (5) – (11) of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

The percentages used in this Schedule 13G are calculated based upon 42,872,601 shares of Common Stock outstanding as of October 23, 2015, as reported in the Issuer's Quarterly Report on Form 10Q for the quarterly period ended September 26, 2015 filed with the Securities and Exchange Commissions on October 29, 2015.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 75508B104	13G	Page 16 of 17 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: January 21, 2016	m.h. davidson & Co.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

davidson kempner partners
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER institutional partners, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: President

davidson kempner international, ltd.
By: Davidson Kempner Capital Management LP,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

Davidson Kempner Capital Management LP

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Anthony A. Yoseloff
Anthony A. Yoseloff

/s/ Avram Z. Friedman
Avram Z. Friedman

/s/ Conor Bastable
Conor Bastable

CUSIP No. 75508B104	13G	Page 17 of 17 Pages

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: January 21, 2016	m.h. davidson & Co.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

davidson kempner partners
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER institutional
partners, L.P.

By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: President

davidson kempner international,
ltd.
By: Davidson Kempner Capital Management LP,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED
OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

DAVIDSON KEMPNER DISTRESSED
OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager

By: DK Stillwater GP LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

Davidson Kempner Capital
Management LP

/s/ Thomas L. Kempner, Jr.
Name: Thomas L. Kempner, Jr.
Title: Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Anthony A. Yoseloff
Anthony A. Yoseloff

/s/ Avram Z. Friedman
Avram Z. Friedman

/s/ Conor Bastable
Conor Bastable